EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-34745, 33-76780, 333-00075, 333-71339, 333-07091, 333-71335, 333-81949, 333-55962, and 333-121106 of Aleris International, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of Aleris International, Inc., Aleris International Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aleris International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    Ernst & Young LLP

Dallas, Texas

March 11, 2005